EXHIBIT 3.1

                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                 March 14, 2000


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


Re:  Van Kampen Focus Portfolios, Series 216
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Gentlemen:

         We have served as counsel for Van Kampen Funds Inc. as Sponsor and Depositor of Van Kampen Focus Portfolios, Series 216 (hereinafter referred to as the "Trust"), in connection with the preparation, execution and delivery of a Trust Agreement dated March 14, 2000 among Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, Van Kampen Investment Advisory Corp., as Supervisory Servicer, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of Units of fractional undivided interest in and ownership of the Trust (hereinafter referred to as the "Units"), created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

               1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trust have been duly authorized; and

               2. The certificates evidencing the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trust and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-30790) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                         Respectfully submitted,

                                                              CHAPMAN AND CUTLER